Telenav Acquires skobbler,
the Leader in OpenStreetMap-based GPS Navigation
Increases investment to help develop the “Wikipedia of Maps”;
Plans to use OSM data in Scout worldwide

Sunnyvale, Calif. – Jan. 30, 2014 — Telenav, Inc. (NASDAQ: TNAV), the leader in personalized navigation, announced today that it has acquired skobbler GmbH, the European-based navigation company with the highest rated OpenStreetMap (OSM)-based GPS navigation apps in the world. With this acquisition, Telenav brings the most successful OSM navigation experts in the world together as one team – including the founder of OSM, Steve Coast, who joined Telenav last year – and becomes a major contributor to the creation of the open-sourced and most comprehensive map of the world. The acquisition closed on January 29, 2014 for consideration of approximately $19.2 million in cash and $4.6 million of Company common stock.

“Crowd-sourced OSM can power personalized navigation services like Scout – with highly detailed maps on a global scale,” said HP Jin, Telenav’s chairman and CEO. “We plan to offer Scout with OSM for much of the world. We have already made significant headway toward this goal in the U.S., including using OSM for our HTML5 version of Scout.”

OSM is the only crowd-sourced and open-sourced map of the globe and, for many developers, it has become a clear alternative to Google Maps.

“Waze and Google - or, just Google now - provide similar mechanisms to improve their maps, based mostly on OSM’s innovations. With one big catch. It is very much their map. Not yours,” said Coast in his blog commentary today regarding the acquisition. “OpenStreetMap is different. All of the quality data contributed is openly available - just like Wikipedia. So, anyone can download, experiment and play with it freely. It’s not locked up beyond your reach.”

Since Coast founded OSM, the community has doubled year over year to more than 1.5 million registered editors, becoming a global community of local editors in every corner of the world. Its crowd-sourced model publishes edits every minute on openstreetmap.org, resulting in maps that are detailed and up to date. For example, newly-laid streets and newly-developed areas can be updated on a regular basis and in real time. In addition, OSM allows for greater map detail for pedestrians such as alleys, sidewalks, parks, hiking trails, zoos, and even city trees. Telenav has been an active contributor to OSM for more than three years, working closely with the community to enhance specific features needed for navigation, traffic and other future location-based services.

With offices in Germany and Romania, skobbler was the first company to launch a commercial navigation app using OSM (in 2010) for both Android and iOS devices and is available in app stores in 49 regions with worldwide map coverage. In order to do this, skobbler developed sophisticated algorithms that evolved OSM data from a display map to a navigable map. skobbler’s apps are top ranked and highly rated in multiple countries including Germany, the Netherlands, and Sweden. skobbler’s CEO, Peter Scheufen, previously served as the CEO of Navigon, which became a leading GPS device manufacturer in Europe and was eventually purchased by Garmin. The other skobbler founders also held senior roles at Navigon before founding skobbler. Telenav expects that all skobbler employees will join Telenav as part of its OSM team, bringing significant industry-leading software expertise in location-based services, navigation and mapping.

“By joining our efforts with skobbler, we will build on our combined successes to bring the best mapping and navigation services to our customers around the world,” said Jin. “The benefits of an open source model will provide an enormous opportunity to change the economic models of navigation and other location-based services.”

“OSM is currently one of the most active and dynamic crowd-sourcing communities and is growing at an explosive rate,” said Scheufen. “Our team lives and breathes OSM and so we are excited to join forces with Telenav to create the largest, most sophisticated, and smartest OSM navigation team in the world.”

In connection with the acquisition and in accordance with NASDAQ Marketplace Rule 5635(c), Telenav granted four employees of skobbler and its subsidiaries, upon the closing of the acquisition, restricted stock units for an aggregate of 634,920 shares of common stock. These RSUs were granted outside of the existing Telenav stock plans and without stockholder approval pursuant to NASDAQ Marketplace Rule 5635(c)(4) with the following terms: each RSU vests as to 50% of the award on the anniversary of Acquisition and as to 50% of the award on the second anniversary of the Acquisition, subject to continued employment through each relevant date.

About Telenav, Inc.
Telenav’s mission is to help reduce stress, improve productivity, and make life more fun for people on the go. Our personalized navigation services help people make smarter decisions about where to go, what to do, when to leave, and how to get there.

Our products are available in the U.S., Europe, Asia, and Latin America through wireless carriers, automobile manufacturers, advertisers and advertising agencies, and app developers, including AT&T, Bell Mobility, Boost Mobile, Ford, NII Holdings, QNX Software Systems, Rogers, Sprint, Telcel, T-Mobile U.S., U.S. Cellular, and Vivo Brazil.  You can also find us in mobile app stores (Apple App Store, Google Play, and Windows Phone Marketplace), connected cars, and on the web at www.telenav.com and www.scout.me/app.

Follow us on Twitter, on Facebook and on Google+.

Forward - Looking Statements
This press release contains forward-looking statements that are based on Telenav management’s beliefs and assumptions and on information currently available to our management.  Forward-looking statements include information concerning Telenav’s anticipated or assumed use of OSM maps and the continued success of skobbler’s products, the success of the integration of skobbler’s OSM team with Telenav’s existing OSM team and the success of the combined company’s OSM offerings versus Google Maps. Actual events or results may differ materially from those described in this document due to a number of risks and uncertainties. These potential risks and uncertainties include, among others, fluctuations in Telenav’s quarterly and annual operating results; Telenav’s ability to develop and implement OSM products; Telenav’s integration of skobbler, its products and employees; continued purchasers of skobbler’s products on application stores for iOS and Android; Telenav incurring losses; competition from other market participants; Telenav’s short history  in the automotive navigation market and its dependence on a limited number of automobile manufacturers and original equipment manufacturers; continued production of vehicles with and adoption by auto buyers of Telenav’s and skobbler’s products offered by its auto manufacturer customers and the products offered by other automotive OEMs; the timing of new product releases and vehicle production by our automotive customers; Telenav’s ability to attract and retain auto manufacturers and automotive OEMs, including European manufacturers; Telenav’s ability to issue new releases of its products and services and expand its product portfolio; the introduction of new products by competitors or the entry of new competitors into the markets for Telenav’s services and products and economic and political conditions in the US and abroad. We discuss these risks in greater detail in “Risk factors” and elsewhere in our Form 10-Q for the quarter ended September 30, 2013 and other filings with the U.S. Securities and Exchange Commission (SEC), which are available at the SEC’s website at www.sec.gov. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Also, forward-looking statements represent our management’s beliefs and assumptions only as of the date made. You should review our SEC filings carefully and with the understanding that our actual future results may be materially different from what we expect.

Copyright 2014 Telenav, Inc. All Rights Reserved.

“Telenav,” “Scout,” the Telenav and Scout logos, ”telenav.com” and “scout.me” are registered and unregistered trademarks and/or service marks of Telenav, Inc. Unless otherwise noted, all other trademarks, service marks, and logos used in this press release are the trademarks, service marks or logos of their respective owners.

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Media Contact:
Mary Beth Lowell
Telenav, Inc.
425.531.0122

marybethl@telenav.com

Investor Relations:
Cynthia Hiponia
The Blueshirt Group for Telenav, Inc.
415.217.4966
IR@telenav.com